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                                                                  EXHIBIT 10.31

            THIS AGREEMENT CONTAINS A WAIVER OF CERTAIN OF YOUR LEGAL
                       RIGHTS. YOU ARE ADVISED TO CONSULT
                        WITH AN ATTORNEY PRIOR TO SIGNING


                        SETTLEMENT AGREEMENT AND RELEASE


                  This Settlement Agreement and Release is made as of February 15, 2001, by and between THOMAS A. CORCORAN (hereinafter referred to as "Employee") and ALLEGHENY TECHNOLOGIES INCORPORATED, a Delaware corporation, which includes, for purposes of this Settlement Agreement and Release, its subsidiaries and related organizations and, collectively, all of its and their officers, directors, employees, trustees, agents, representatives, predecessors, successors and assigns, and compensation plans and programs sponsored or established by any of the foregoing (hereinafter collectively referred to as the "Corporation").

                  WHEREAS, Employee was an employee of the Corporation, was terminated from employment with Corporation without cause on December 6, 2000 and has been offered the payments and severance benefits set forth herein upon his termination of employment in exchange for a release of all claims and his agreement not to sue the Corporation; and

                  WHEREAS, the parties desire to reach a mutually satisfactory and legally binding compromise of any and all claims which have been made, or which could be made, arising out of, or related to, Employee's employment with, or separation of employment from, the Corporation, including, but not limited to, claims arising from or under that certain Employment Agreement by and between the Corporation and the Employee dated August 17, 1999 (the "Employment Agreement");

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and intending to be legally bound hereby, it is understood and agreed as follows:

1.       SEVERANCE PAYMENTS AND BENEFITS

         Subject to Sections 1(k) and 2:

         a. Severance Payments. On the eighth day after the Corporation receives a fully executed copy of this Settlement Agreement and Release and, if the execution by the Employee of this Settlement Agreement and Release has not then been revoked (the "Effective Date"), the Corporation will pay to the Employee, in a lump sum payment, $3,894,621, that is, the sum of (i) amount determined by multiplying $800,000, his regular base monthly pay at the rate in effect as of the date of this Settlement Agreement and Release, by 3.6, the number of whole and partial years remaining in the term of the Employment Agreement, (ii) $750,000, the sum of unpaid special bonuses under Section 4(b)(ii) of the Employment Agreement and (iii) $264,621 with respect to calendar year 2000 under the Corporation's Annual Incentive Plan.

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         b. Supplemental Pension Agreement. The Corporation and the Employee
shall comply with all terms of the Supplemental Pension Agreement by and between the Corporation and the Employee dated September 16, 1999 (the "Supplemental Pension Agreement"). Without intending to limit the Supplemental Pension Agreement, the Corporation shall pay to the Employee (or his beneficiary) 12 monthly payments of $33,000 each commencing on the first day of the month next following the month in which the Employee attains (or would have attained) age 62 if the Employee had not at any time after the date of this Settlement Agreement and Release and before attaining age 62 been employed by an employer which is not exempt from federal income taxation.

         c. Continuation of Life, Health and Long Term Disability Coverages. The Corporation will continue until July 16, 2004, to pay its cost toward life, health and disability coverage of the Employee and his dependents enrolled as of December 6, 2000 under the Corporation's employee benefits plans providing life, health and disability coverages as in effect on December 6, 2001. The Employee shall pay the Employee portion of such cost at the rate in effect from time to time and if he fails to make such payments within thirty (30) days of the date due, the obligations of the Corporation to provide coverage hereunder shall cease. The Employee acknowledges and agrees that his rights under the Consolidated Omnibus Budget Reconciliation Act ("COBRA") have been explained to him and that this section satisfies the obligations of the Corporation to the Employee and his dependents under COBRA. If any claims by the Employee or dependents for benefits under the Corporation's health plan have been denied on or before the Effective Date for reasons of lack of coverage, the Corporation shall cause such claims to be paid or reimburse the Executive for amounts actually paid to the service provider within thirty (30) days of the Effective Date.

         d. Retiree Medical Coverage. The Employee shall participate in the Corporation's medical plan for retirees as applied to senior corporate officers from time to time and as set forth in the letter to the Employee from the Corporation dated July 24, 2000, subject to the terms and conditions of such plan as the same may be amended from time to time including, but not limited to, the precondition that the Employee attain retirement age and not then have retiree medical coverage from a subsequent employer.

         e. Lapse of Restrictions on Restricted Shares. On the Effective Date, the restrictions on transferability on the 75,000 shares of the Corporation's common stock issued in connection with that certain Restricted Stock Agreement by and between the Corporation and the Employee dated September 16, 1999 shall lapse and the Corporation shall promptly issue to the Employee, upon satisfaction of the Corporation's withholding and payroll tax obligations, in exchange for such restricted shares, certificates without restrictive legends evidencing 75,000 shares of Corporation common stock.

         f. Stock Acquisition and Retention Plan ("SARP"). On the Effective Date, the Corporation shall waive the restrictions applicable to each and any share of Corporation common stock made subject by the Employee to restrictions under the Corporation's SARP and the Corporation shall promptly issue to the Employee certificates without restrictive legends evidencing such shares.


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         g. Stock Options. Notwithstanding the terms of any Stock Option
Agreement between the Corporation and the Employee, the Employee shall be permitted to exercise any option to the extent vested on December 6, 2000 at any time prior to the close of business on March 15, 2001. As of the close of business on March 15, 2001, such option held by the Employee shall be void and of no force and effect.

         h. Pay in lieu of vacation. Pursuant to the policies and practices of the Corporation, the Corporation shall pay the Employee an amount equal to the number of his vacation days remaining as of December 6, 2000 multiplied by his base pay per working day.

         i. Executive Deferred Compensation Plan. As of the Effective Date, the Employee has an accrued benefit of $572,591 under and subject to the terms and conditions of the Corporation's Executive Deferred Compensation Plan as in effect on the Effective Date. Such amount shall be paid to him in accordance with the terms of that plan and elections made by the Employee or elections he is entitled to make under the terms of that plan.

         j. ERISA Rights. Except as provided in Section 1(c), nothing in this Settlement Agreement and Release is intended to surrender or waive any right the Employee may have under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including, but not limited to, any vested and accrued balances under the Allegheny Technologies Incorporated Pension Plan or the Allegheny Technologies Retirement Savings Plan.

         k. Applicable Taxes. Notwithstanding any provision of this Settlement Agreement and Release, the Corporation shall withhold from each and any payment under this Settlement Agreement and Release and any ancillary agreement, policy, practice or plan the amount determined in good faith by the Corporation to be required to be withheld for applicable federal, state and/or local taxes or to be paid by the Employee as federal, state or local payroll taxes. Such obligations shall be satisfied with respect to distribution of securities by withholding from the number of such securities the number with a value equal to the withholding and payroll tax obligation determined using the closing trading price reported on the New York Stock Exchange for the day prior to the day upon which distribution is made. Any such withholding shall be made prior to the reduction provided in Section 2.


2.       REDUCTION FOR EXCESS CHARGES BY EMPLOYEE

         The Corporation shall deduct from the amounts otherwise due and payable under Section 1, and after the application of Section 1(k) to each such amount, $135,418 representing the aggregate of charges asserted by the Corporation to have been unreimbursed and personal in nature.




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3.       SEPARATION FROM EMPLOYMENT AND NO RE-EMPLOYMENT

         Effective December 6, 2000, the Employee's separation from service was effective and from and after that date he is and was no longer an employee of the Corporation. To the extent not delivered prior to the date described in
Section 1(a), the Corporation shall pay the Employee his regular base salary through December 6, 2000. The Employee agrees that he has no claim for re-employment, and further agrees that he will not at any time after her execution of this Settlement Agreement and Release apply for employment with the Corporation and that, if he does so, the Corporation may refuse to hire him (for any reason or for no reason) and he will not initiate any proceeding of claim of any kind on account of such refusal.

4.       RELEASE OF LIABILITY AND COVENANT NOT TO SUE

         (a) Employee, on behalf of himself, his heirs, dependents, and administrators, absolutely, irrevocably and unconditionally releases and forever discharges the Corporation from any and all claims, known and unknown, under federal, state or municipal law (including all common law claims) and all federal, state (including Pennsylvania and Maryland) and local statutes, ordinances and regulations including, but not limited to, claims relating to breach of contract, breach of promise, misrepresentation, wrongful discharge, discrimination on account of age, race, sex, religion, national origin, military status, disability or other such characteristics protected by law, that he may have against the Corporation relating to, or arising out of, his employment with, or separation from employment with the Corporation, whether now apparent or yet to be discovered or which may hereafter develop based on events that have transpired from the beginning of time to the date of his execution of this Settlement Agreement and Release, whether or not any action, claim, complaint, grievance or charge has been filed by Employee or on his behalf (collectively "Civil Rights Provisions"). Further, Employee specifically releases the Corporation from any and all claims arising under the following Civil Rights Provisions, in each case as amended and in effect:

          (i)   Title VII of the Civil Rights Act of 1964, as amended;

          (ii)  the Americans With Disabilities Act of 1990; as amended

          (iii) the Age Discrimination in Employment Act, as amended; and

          (iv) any same or similar state or local law, ordinance or regulation prohibiting such discrimination in employment.

The Employee specifically recognizes that a portion of the amount set forth in
Section 1 above is in full satisfaction of any claim the Employee may or could make against the Corporation in connection with the Employment Agreement, the Corporation's Annual Incentive Plan, Performance Share Plan or any other compensation and deferred compensation plan or program of the Corporation applicable to senior or executive employees or employees generally, and the foregoing release is intended to release each and all such obligations and plans.


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The foregoing shall not prevent the Employee from filing charges with the Equal
Employment Opportunity Commission but the Employee agrees he shall not financially benefit from such charges.

         (b) If Employee violates this Settlement Agreement and Release by filing a claim against or suing the Corporation, Employee agrees to pay all costs and expenses of defending against such claims incurred by the Corporation or in prosecuting any counterclaim or cross claim based on this Settlement Agreement and Release, including reasonable attorney's fees and all other costs and expenses associated therewith.

         (c) Except as provided below in this subsection, the Corporation absolutely, irrevocably and unconditionally releases and forever discharges the Employee from any and all claims, known and unknown, under federal, state or municipal law (including common law claims) and all federal, state and local statutes, including, but not limited to, claims related to breach of contract, that it may have against the Employee relating to, or arising out of, his employment with, or separation from, employment with the Corporation whether now apparent or yet to be discovered or which may hereafter develop based on events that have transpired from the beginning of time to the date of execution of this Settlement Agreement and Release. The Corporation does not hereby release or discharge the Employee from liability from or the cost of defense of any claim, action suit or demand brought by a party other than the Corporation and, if a claim is bought against the Corporation by a third party, the Corporation may join the Employee as an additional defendant, cross claim, make claim for indemnity or contribution and/or take other actions with regard to the Employee as permitted under the then prevailing rules of court. The Corporation specifically reserves the right to file a claim or take any other action it deems necessary or appropriate to void its obligations under this Settlement Agreement and Release and, in particular under this subsection, if it determines that the Affidavit provided by the Executive, attached hereto as Exhibit A and made a part hereof, is false or misleading in any material respect, such Affidavit being a material inducement to the Corporation to enter into this Settlement Agreement and Release.

         (d) If the Corporation violates the provisions of subsection 4(c), the Corporation agrees to pay all costs and expenses of defending against claims violating subsection 4(c) incurred by the Employee or in prosecuting any counterclaim or cross claim based on this Settlement Agreement and Release, including reasonable attorneys' fees and all other expenses associated therewith.

5.       WAIVER OF RELIEF

         This Settlement Agreement and Release encompasses all relief, no matter how called, whether now apparent or yet to be discovered, including but not limited to: wages, front pay, back pay, compensatory damages, pension or retirement benefits, punitive damages, liquidated damages, damages for pain, suffering, mental anguish and loss of enjoyment of life, and, costs and attorney's fees. Without limiting the foregoing, it is expressly agreed that the Corporation shall have no obligation to pay or reimburse the Employee for payment of attorney's fees for review and/or negotiation of this Settlement Agreement and Release. Further, Employee agrees



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that he will not be entitled to any benefit from any claim or proceeding filed on his behalf with any agency or court.

6.       NO ADMISSION OF LIABILITY

         Execution of this Settlement Agreement and Release and compliance with its terms, as provided above, do not constitute an admission by the Corporation that (i) it has treated the Employee or any other person unfairly or unlawfully or (ii) that it engaged in any breach of contract or violation of any Civil Rights Provision or other employment discrimination statute, or any other legal provision, regulation, ordinance order or rule of common law.

7.       MUTUAL CONFIDENTIALITY OF AGREEMENT AND NON-DISPARAGEMENT COMMITMENTS

         (a) Employee agrees to keep confidential and not to disclose to any person (other than members of the Employee's immediate family and Employees' attorney) the terms of this Settlement Agreement and Release; provided, however, that this Settlement Agreement and Release may be used as evidence in any claim or litigation alleging breaches hereof. Any immediate family member or attorney to whom Employee discloses information concerning this Settlement Agreement and Release shall also be bound by the terms of this sub-section and Employee shall be responsible for any breaches of confidentiality by such persons. Employee agrees that, in the event he makes any disclosure that constitutes a violation of this Settlement Agreement and Release (including, without limitation the amount or approximate amount of the severance payment made pursuant to Section
1), a court may direct Employee to cease and desist, to compensate the Corporation for all damages it has incurred as a consequence, and to pay the Corporation its reasonable costs and expenses, including reasonable attorney's fees, incurred in connection with its efforts to enforce this Settlement Agreement and Release. Recognizing that damages may be difficult to calculate, Employee agrees that the appropriate award of damages for his violation of this subsection shall be no less than one hundred thousand dollars ($100,000), without prejudice to the right of the Corporation to request and recover actual damages in a larger amount should they be proven.

         (b) Except for disclosure required under any law or regulation, including, but not limited to disclosure in connection with soliciting proxies, the Corporation agrees to keep confidential and not to disclose to any person (other than employees or agents who approve or implement this Settlement Agreement and Release) the terms of this Settlement Agreement and Release; provided, however, that this Settlement Agreement and Release may be used as evidence by the Corporation in any claim or litigation alleging breaches hereof.

         (c) Employee states that he has returned to the Corporation all records relating to the Corporation and its business in whatever medium and agrees not to disclose or divulge, directly or indirectly, any business secret or other confidential or proprietary information of the Corporation to any person, firm, partnership, venture or corporation, except as required by law.

         (d) Employee and Corporation agree that he and it will not, in any way, disparage one another to any person(s) or organization(s), including, without limitation, any employee of the Corporation.


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         (e) The Corporation will respond to all references inquiries concerning the Employee by confirming the dates of his employment with the Corporation.

8.       COOPERATION

         Employee agrees to cooperate with the Corporation in the prosecution or defense of claims asserted by or against the Corporation. Such cooperation shall include meeting with representatives of the Corporation or the Corporation's attorneys, or both, divulging to the Corporation any information that the Corporation may request for possible use in litigation, arbitration, or other legal proceeding, and testifying on behalf of the Corporation at the Corporation's request.

9.       NON-COMPETITION AGREEMENT

         Employee acknowledges and agrees that Section 6 of the Employment Agreement imposes on him certain restrictions, including, but not limited to, Non-competition, Nondisclosure and Nonsolicitation, and that such restrictions survive the termination of his employment under the Employment Agreement for a period of one year. The Employee acknowledges and reaffirms that until after January 3, 2002, he shall keep and observe in all particulars the provisions and the restrictions under Section 6 of the Employment Agreement which is incorporated herein as if set forth at length. Employee agrees that any breach or threatened breach of any covenants contained in Section 6 of the Employment Agreement and incorporated herein would cause immediate, material and irreparable harm to the Corporation and that money damages would not provide an adequate remedy to the Corporation. The Corporation shall have all of the rights and remedies available under law or equity, including, but not limited to, injunctive relief, available to any party enforcing any such covenant. Each of the rights and remedies shall be independent of the other and shall be severally enforceable including, but not limited to, the right to have the covenants specifically enforced by any court of competent jurisdiction by any court of competent jurisdiction and the right to require Employee to account for and pay over to the Corporation all benefits derived or received by him as a result of any such breach of covenant and Employee shall not raise a defense to the granting of any such relief that the Corporation has an adequate remedy at law.

10.      ENTIRE AGREEMENT

         This Settlement Agreement and Release constitutes the entire agreement and understanding of the parties and supersedes all prior negotiations, understandings and agreements, proposed or otherwise, written or oral, concerning the subject matters hereof. Furthermore, no modification of this Settlement Agreement and Release shall be binding unless in writing signed by each of the parties hereto.


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11.      SEVERABILITY

         Should any provision of this Settlement Agreement and Release be declared illegal or unenforceable by any court of competent jurisdiction and if such provision cannot be modified to be enforceable (including the general release language), such provision shall immediately become null and void, leaving the remainder of this Settlement Agreement and Release in full force and effect. However, if any portion of the general release language in Section 3 or 4 are ruled unenforceable for any reason, the Corporation and Employee agree to use their best efforts to negotiate in good faith an enforceable general release.

12.      GOVERNING LAW

         This Settlement Agreement and Release shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania, the state in which the Corporation's principal office is located, without regard to its principles or provisions of conflicts of laws. Any action brought under this Settlement Agreement and Release shall be brought in a court of competent jurisdiction with venue in Allegheny County, Pennsylvania.

13.      JUDICIAL ENFORCEMENT

         This Settlement Agreement and Release may be specifically enforced in judicial proceedings brought in equity in a court of competent jurisdiction with venue in Allegheny County, Pennsylvania.

14.      VOLUNTARY AND UNDERSTANDING EXECUTION

         Employee agrees and acknowledges that he has read it and fully understands the terms and conditions of the Settlement Agreement and Release, including the release of claims and waiver of rights, that he has consulted with his attorney, or, if he has not consulted with their attorneys, he has chosen not to consult with an attorney after having been advised to do so with ample opportunity to do so, and that he enters into this Settlement Agreement and Release knowingly, voluntarily, free from duress and as a result of his own free will.

15.      EFFECT OF SETTLEMENT AGREEMENT AND RELEASE ON CHANGE IN CONTROL
         AGREEMENT

         Without limiting the general applicability of Section 9, the Employee specifically agrees that this Settlement Agreement and Release supersedes in its entirety the Change in Control Agreement, as amended, by and between the Corporation and the Employee (the "Change in Control Agreement") and that the shall not be entitled to any payments under the Change in Control Agreement under any circumstances now or in the future.



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16.      CONSIDERATION AND REVOCATION PERIODS

         (A) EMPLOYEE ACKNOWLEDGES THAT HE HAS BEEN ADVISED BY THIS WRITING AND PREVIOUSLY BY THE CORPORATION TO CONSULT WITH AN ATTORNEY OF HIS CHOOSING CONCERNING HIS RIGHTS IN CONNECTION WITH HIS TERMINATION FROM EMPLOYMENT AND THE TERMS AND CONDITIONS OF THIS SETTLEMENT AGREEMENT AND RELEASE, INCLUDING THE RELEASE OF ALL CLAIMS CONTAINED HEREIN.

         (B) EMPLOYEE ACKNOWLEDGES THAT HE HAS BEEN ADVISED THAT HE HAS A LEGAL RIGHT TO USE ALL OR ANY PART OF TWENTY-ONE (21) DAYS TO CONSIDER, IN CONSULTATION WITH HIS ATTORNEY, WHETHER TO SIGN THIS SETTLEMENT AGREEMENT AND RELEASE AND THAT, DURING SUCH PERIOD OF CONSIDERATION, THE CORPORATION SHALL NOT REVOKE ITS OFFER TO ENTER INTO THIS SETTLEMENT AGREEMENT AND RELEASE ON THE TERMS AND CONDITIONS SET FORTH HEREIN.

         (C) EMPLOYEE ACKNOWLEDGES THAT HE HAS BEEN ADVISED THAT, IF HE SIGNS THIS SETTLEMENT AGREEMENT AND RELEASE, HE CAN THEREAFTER REVOKE HIS EXECUTION OF THIS SETTLEMENT AGREEMENT AND RELEASE ON OR BEFORE THE CLOSE OF BUSINESS ON THE SEVENTH DAY AFTER HIS EXECUTION HEREOF BY DELIVERING A WRITTEN REVOCATION TO THE CORPORATION, ATTENTION, JON D. WALTON, SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY, 10TH FLOOR, SIX PPG PLACE, PITTSBURGH, PA 15222-5479.



         IN WITNESS WHEREOF, the aforesaid parties have hereunto set their hands and seals as of the date written below.


WITNESS                                 THOMAS A CORCORAN


/s/ Catherine A. Mehrters               /s/ Thomas A. Corcoran
------------------------------          ------------------------------------


Date:  February 15, 2001                Date:   February 15, 2001
      ------------------------               -------------------------------



                                        ALLEGHENY TECHNOLOGIES INCORPORATED
ATTEST:

 /s/ J. D. Walton                       By:     /s/ James L. Murdy
------------------------------             ---------------------------------

                                        Title   Executive Vice President
                                              ------------------------------

                                        Date:   February 20, 2001
                                             -------------------------------

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